UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or
15(d) of the Securities Exchange Act of 1934

October 14, 2004
Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA (State or Other Jurisdiction of Incorporation)	1-10042 (Commission File Number)	75-1743247 (I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS (Address of Principal Executive Offices)	75240 (Zip Code)

(972) 934-9227
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Common Stock Offering

     On October 14, 2004, Atmos Energy Corporation (the “Company”), announced in a news release that it had commenced a public offering of 13,000,000 shares of its common stock, plus up to an additional 1,950,000 shares issuable pursuant to an overallotment option granted to the underwriters of the common stock offering. A copy of the news release is attached as Exhibit 99.1 to this report and is incorporated herein into this Item 8.01 by reference.

Senior Unsecured Notes Offering

     On October 18, 2004, the Company commenced and priced its offering of $1.4 billion senior unsecured notes consisting of $400 million of its 4.00% Senior Notes due 2009, $500 million of its 4.95% Senior Notes due 2014, $200 million of its 5.95% Senior Notes due 2034 and $300 million of its Floating Rate Senior Notes due 2007. The Floating Rate Senior Notes due 2007 will bear interest at a rate equal to the three-month LIBOR rate plus 0.375%. The Company estimates that the net proceeds of this offering will be approximately $1.39 billion, after the payment of the underwriting discount, commissions and estimated offering expenses. The Company intends to use the net proceeds from the sale of the senior unsecured notes to repay a portion of the approximately $1.7 billion in commercial paper the Company issued to finance the acquisition of the natural gas distribution and pipeline operations of TXU Gas Company, which closed on October 1, 2004. This offering is expected to close on October 22, 2004.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	News Release dated October 14, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION (Registrant)
DATE: October 18, 2004	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release dated October 14, 2004